Exhibit 99.1

Contacts:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

Media:

Liz Falcone, 617-761-6727

Liz.Falcone@fkhealth.com

INFINITY INITIATES RANDOMIZED PHASE 2 TRIAL OF IPI-504, A NOVEL HSP90

INHIBITOR, IN NON-SMALL CELL LUNG CANCER

— Results from Phase 1b Trial Show Retaspimycin Hydrochloride Is Well-Tolerated and

Clinically Active in Highly Pretreated Non-Small Cell Lung Cancer Patients —

Cambridge, Mass., May 19, 2011 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced the initiation of a Phase 2 clinical trial of retaspimycin hydrochloride (HCl), also known as IPI-504, the company’s novel heat shock protein (Hsp90) inhibitor, in combination with docetaxel (also known as Taxotere®) in patients with non-small cell lung cancer (NSCLC). This study is supported by encouraging data from a Phase 1b trial in which retaspimycin HCl in combination with docetaxel was well-tolerated and showed clinical activity in NSCLC patients with poor prognoses, including patients with squamous cell carcinoma or with a history of heavy smoking. Full data from the Phase 1b trial will be presented during a poster session at the 47th Annual Meeting of the American Society of Clinical Oncology (ASCO) on June 4, 2011.

The adaptive, randomized, placebo-controlled Phase 2 trial will evaluate the anti-tumor activity, tolerability and safety of retaspimycin HCl in combination with docetaxel compared to docetaxel alone in approximately 100 second- or third-line NSCLC patients who are naïve to docetaxel treatment. Following an interim analysis to evaluate the relationship between efficacy and certain patient characteristics, including histology, tobacco exposure and a variety of biomarkers, Infinity may expand the trial in patient populations that respond preferentially to treatment with retaspimycin HCl in combination with docetaxel. The study may be expanded based on overall response rate.

“We are encouraged by the results seen in our Phase 1b trial, where response rates in NSCLC patients with a poor prognosis and limited treatment options were among the highest seen to date,” stated Pedro Santabárbara, M.D., Ph.D., chief medical officer at Infinity. “These clinical results suggest that retaspimycin HCl may provide an important therapeutic benefit in specific forms of NSCLC when used as part of combination therapy. We look forward to validating our early findings in a rigorous, adaptive Phase 2 clinical trial designed to quickly and efficiently identify the patients most likely to benefit from this combination.”

In addition to the Phase 2 trial of retaspimycin HCl in combination with docetaxel, Infinity plans to begin a second clinical trial of retaspimycin HCl in patients with NSCLC by this summer. The second study is based on preclinical data of retaspimycin HCl as part of combination therapy in a molecularly-defined subset of patients.

Infinity also announced today that it has completed a preliminary review of data from two Phase 1 dose-escalation trials of IPI-493, its oral Hsp90 inhibitor, in patients with solid tumors and hematological malignancies. Since drug exposure of retaspimycin HCl was superior to IPI-493, Infinity intends to focus its efforts exclusively on retaspimycin HCl.

Retaspimycin HCl Phase 1b Trial Results

The Phase 1b study included an expansion cohort of 23 NSCLC patients treated with retaspimycin HCl dosed once weekly in combination with docetaxel administered once every three weeks. There were six confirmed objective responses in this NSCLC cohort, for an overall response rate of 26 percent. Patients with squamous cell carcinoma or with a history of heavy smoking appeared to respond preferentially to the combination, with overall response rates of 43 percent (N = 3/7) and 33 percent (N = 6/18), respectively.

The combination of retaspimycin HCl and docetaxel was well-tolerated. Side effects were manageable and docetaxel pharmacokinetics were unaltered by co-administration of retaspimycin HCl. The most common adverse events observed were Grades 1 and 2, and the most common treatment-related adverse events were fatigue, diarrhea, nausea, vomiting, neutropenia and anemia.

“In this trial, retaspimycin HCl was well-tolerated, and the clinical activity observed suggests that combination therapy with retaspimycin HCl may be a promising treatment strategy for specific forms of NSCLC,” said Gregory J. Riely, M.D., Ph.D., assistant attending physician, medical oncology, Memorial Sloan-Kettering Cancer Center and the lead investigator for the Phase 1b trial. “I look forward to presenting the full data at ASCO and to enrolling patients in the Phase 2 study.”

About NSCLC

Lung cancer is the second most common form of cancer and the most common cause of cancer-related death in the United States, with over 220,000 new cases and 157,000 deaths estimated in 2010. The average five-year survival rate for advanced-stage lung cancer is less than five percent. Approximately 85 percent of all lung cancers are classified as non-small cell. NSCLC is notoriously difficult to treat. Although there have been some advances in recent years, the prognosis remains particularly poor for NSCLC patients who have squamous cell histology or a history of heavy smoking. (Sources: American Cancer Society, National Cancer Institute)

About Infinity’s Hsp90 Program

Cancer cells depend on the heat shock protein 90 (Hsp90) chaperone to maintain many proteins critical for cancer growth, proliferation and survival in a functional state. Certain anti-cancer therapies may enhance the dependency of cancer cells on the Hsp90 chaperone. Therefore, combining an Hsp90 inhibitor such as retaspimycin hydrochloride (HCl) with another proven anticancer agent may enhance cancer cell killing.

Retaspimycin HCl is currently being evaluated in a Phase 2 trial in combination with docetaxel (also known as Taxotere®) in patients with non-small cell lung cancer (NSCLC). In a Phase 1b trial of retaspimycin HCl in combination with docetaxel in patients with NSCLC, the combination regimen was well-tolerated and showed evidence of clinical activity, particularly among patients with a history of heavy smoking or with squamous cell histology.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop and deliver to patients best-in-class medicines for difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hedgehog pathway, the Hsp90 chaperone system, fatty acid amide hydrolase, and phosphoinositide-3-kinase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding the presentation of clinical data at ASCO from the Phase 1b trial of retaspimycin HCl in combination with docetaxel in patients with NSCLC, the Phase 2 trial of retaspimycin HCl in combination with docetaxel in NSCLC patients, including expectations regarding enrollment, criteria for evaluation and potential for expansion, the therapeutic potential of Hsp90 inhibitors, including retaspimycin HCl, in NSCLC when used as part of combination therapy, the initiation of an additional clinical trial of retaspimycin HCl in patients with NSCLC by the summer of 2011 and Infinity’s plans to focus its efforts exclusively on retaspimycin HCl. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Ltd. will continue for its expected term or that they will fund Infinity’s programs as agreed, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by risks and uncertainties relating to: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q for the quarter ended March 31, 2011 filed with the Securities and Exchange Commission on May 10, 2011. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Taxotere® is a registered trademark of Sanofi.

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